Company Contact:	Investor Relations Contacts:
Bill Larkin, CFO	Lippert / Heilshorn & Associates
Fuel Systems Solutions, Inc.	Kirsten Chapman/ Cathy Mattison
(714) 656-1320	cmattison@lhai.com
(415) 433-3777

Fuel Systems Solutions Reports First Quarter 2009 Results

o	Delivered earnings per diluted share of $0.44

o	Reaffirms 2009 annual guidance

o	Expanded OEM conversions to more than 30,000 vehicles in first quarter

o	Agrees to acquire selected natural gas vehicle refueling assets from FuelMaker

SANTA ANA, Calif., May 7, 2009 -- Fuel Systems Solutions, Inc. (Nasdaq: FSYS) reported results for its first quarter ended March 31, 2009.

Mariano Costamagna, Fuel Systems’ CEO, said, “As we anticipated, the first quarter of 2009 proved to be a difficult market. However, to grow our business, we invested in 2008 and continue to make progress in 2009. As a result of our investments, we increased our annual OEM installation rate and exceeded 30,000 vehicles in the first quarter. Our U.S. Automotive Division is gaining traction, and the integration of our Distribuidora Shopping subsidiary in Argentina is progressing as scheduled. In addition, we expanded our engine building capabilities for our next generation fuel injection industrial fuel systems that comply with the new 2010 emissions standards. Throughout the first quarter and in April, management continued to implement cost reductions including selective headcount reductions in both the transportation and industrial businesses, as appropriate. We expect all of these actions will improve our productivity.”

Matthew Beale, Fuel Systems’ president, said, “Last week, we agreed to acquire natural gas vehicle (NGV) refueling technology, patents and certifications, including the home refueling appliance marketed under the Phill™ brand. The addition will expand our line of turn-key refueling equipment, which we believe will create new opportunities to promote the adoption of NGVs in developing markets and further penetrate existing markets.”

“We remain excited about the medium-term growth drivers in our markets and will continue to invest and position Fuel Systems to capitalize on those opportunities. To ensure we have maximum flexibility to do so, we intend to file a universal shelf registration statement that would allow us to issue a variety of security types necessary to support our growth strategy,” concluded Beale.

First Quarter 2009 Financial Results

Revenue for the first quarter of 2009 was $80.1 million, compared to $94.6 million in the first quarter of 2008. The decrease in revenues was primarily due to lower demand in the industrial forklift market and a negative foreign exchange impact of approximately $9.8 million, or 10.9%. Gross profit for the 2009 first quarter reached $24.3 million, or 30.4% of revenue, compared to $27.5 million, or 29.1% of revenue, in the year earlier period. Operating income for the first quarter of 2009 totaled $11.4 million, or 14.2% of revenue, compared to $13.4 million, or 14.2% of revenue, in the first quarter of 2008. Net income for the 2009 first quarter was $7.1 million, or $0.44 per diluted share, compared to $6.2 million, $0.40 per diluted share, in the first quarter of 2008.

Company Outlook

Based on the current market outlook, the company reaffirms its guidance and expects 2009 revenue to be between $330.0 million and $360.0 million. The revenue guidance assumes a stronger U.S. Dollar that is estimated to negatively impact 2009 annual revenue by approximately 12.0%. Management expects the gross and operating margins to be impacted from the planned investment in its business. Therefore, the company is targeting 2009 gross margin between 25.0% and 27.0% and 2009 operating margin to be between 10.0% and 12.0%.

Conference Call

The company will host a conference call on May 8 at 8:00 a.m. Pacific Time / 11:00 a.m. Eastern Time to discuss its first quarter 2009 financial results. To listen to the call live, please dial 877-356-8063 at least 10 minutes before the start of the conference. International participants may dial 706-679-2544. The pass code for the conference call will be 94471410. The call is also being webcast and can be accessed from the “Investor Relations” section of the company’s website at www.fuelsystemssolutions.com. A telephone replay will be available until midnight ET on May 22 by dialing 800-642-1687 or 706-645-9291 and entering pass code 94471410#. A replay will also be available at the web address above for 90 days.

Forward-Looking Statements

This press release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, expressed or implied statements concerning the company's sales and its ability to achieve 2009 revenue between $330 million and $360 million with gross profit margin between 25 percent and 27 percent and operating margin between 10 percent and 12 percent, as well as the success of products and the success and integration of recent acquisitions. Such statements represent only our opinions and predictions. The Company's actual results may differ materially. Factors that may cause the Company's results to differ include, but are not limited to, risks that we cannot integrate the acquired assets into our business promptly and efficiently, that the patents or certifications acquired are insufficient or not useable by us, that that expected sales do not materialize, that changes in emissions regulations may not significantly increase demand for the Company's products, the global economic downturn may reduce customers' demand for new automobiles and/or our products, and that all closing conditions will be met, original equipment automobile manufacturers do not adopt the Company's fuel systems as expected, that expected sales not based on long-term contracts will materialize, that changes in emissions regulations will not significantly impact demand for the Company's products, that a global economic downturn may reduce customers' demand for our products, that reduction in oil prices will reduce the demand for our products and that currency fluctuations will reduce our revenue or financial condition. Readers also should consider the risk factors set forth in the Company's reports filed with the Securities and Exchange Commission, including, but not limited to, those contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K, for the year ended December 31, 2008. The Company does not undertake to update or revise any of its forward-looking statements or guidance even if experience or future changes show that the indicated results or events will not be realized.

About Fuel Systems Solutions

Fuel Systems Solutions (Nasdaq: FSYS) is a leading designer, manufacturer and supplier of proven, cost-effective alternative fuel components and systems for use in transportation and industrial applications. Fuel Systems’ components and systems control the pressure and flow of gaseous alternative fuels, such as propane and natural gas, used in internal combustion engines. These components and systems feature the company’s advanced fuel system technologies, which improve efficiency, enhance power output and reduce emissions by electronically sensing and regulating the proper proportion of fuel and air required by the internal combustion engine. In addition to the components and systems, the company provides engineering and systems integration services to address unique customer requirements for performance, durability and configuration. The company is composed of two operating subsidiaries: IMPCO Technologies and BRC. IMPCO Technologies is a leader in the heavy duty, industrial, power generation and stationary engines sectors. BRC is a leader in the light duty and automobile alternative fuel sectors and has established alliances with several major automobile manufacturers for OEM projects. Additional information is available at www.fuelsystemssolutions.com.

– Table to Follow –

FUEL SYSTEMS SOLUTIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	March 31,	December 31,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$ 8,967	$ 26,477
Accounts receivable less allowance for doubtful accounts of $3,161 and $3,293 at
March 31, 2009 and December 31, 2008, respectively	85,170	70,009
Inventories:
Raw materials and parts	42,269	38,110
Work-in-process	1,752	1,700
Finished goods	52,322	51,068
Inventory on consignment with unconsolidated affiliates	1,737	1,732

Total inventories	98,080	92,610
Deferred tax assets, net	6,501	5,734
Other current assets	6,779	5,749
Related party receivables	234	69

Total current assets	205,731	200,648

Equipment and leasehold improvements:
Dies, molds and patterns	4,064	3,889
Machinery and equipment	27,954	25,996
Office furnishings and equipment	11,716	11,198
Automobiles and trucks	2,584	2,235
Leasehold improvements	8,057	8,098

	54,375	51,416
Less accumulated depreciation and amortization	24,508	23,744

Net equipment and leasehold improvements	29,867	27,672
Goodwill	47,790	41,295
Deferred tax assets, net	149	174
Intangible assets, net	15,362	10,021
Investment in unconsolidated affiliates	3,064	3,334
Other assets	2,594	4,183

Total Assets	$ 304,557	$ 287,327

FUEL SYSTEMS SOLUTIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	March 31,	December 31,
	2009	2008

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 43,905	$ 65,224
Accrued expenses	40,161	34,212
Current revolving lines of credit	13,227	2,413
Current portion of term and other loans	6,735	4,470
Current portion of capital leases	293	192
Deferred tax liabilities	7	112
Related party payables	9,405	11,263

Total current liabilities	113,733	117,886
Term and other loans	16,807	4,689
Capital leases	227	238
Other liabilities	5,711	6,258
Deferred tax liabilities, net	7,170	4,301

Total liabilities	143,648	133,372

Stockholders’ equity:
Preferred stock, $0.001 par value, authorized 1,000,000 shares; none issued and
outstanding at March 31, 2009 and December 31, 2008	—	—
Common stock, $0.001 par value, authorized 200,000,000 shares; 16,086,059 issued and
16,073,809 outstanding at March 31, 2009; and 15,801,745 issued and 15,749,783
outstanding at December 31, 2008	16	16
Additional paid-in capital	229,382	220,270
Shares held in treasury, 12,250 and 51,962 shares at March 31, 2009 and December 31,
2008, respectively	(579)	(1,399)
Accumulated deficit	(72,284)	(79,354)
Accumulated other comprehensive income	4,374	14,422

Total stockholders’ equity	160,909	153,955

Total Liabilities and Stockholders’ Equity	$ 304,557	$ 287,327

FUEL SYSTEMS SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

		Three Months Ended
	March 31,

	2009	2008

Revenue	$ 80,082	$94,600
Cost of revenue	55,745	67,116

Gross profit	24,337	27,484
Operating expenses:
Research and development expense	2,911	2,828
Selling, general and administrative expense	9,959	11,171
Amortization of intangible assets	109	93

Total operating expenses	12,979	14,092

Operating income	11,358	13,392
Other income (expense), net	716	(1,121)
Interest expense, net	(384)	(192)

Income before income taxes and equity share in income of unconsolidated affiliates	11,690	12,079
Equity share in income of unconsolidated affiliates, net	113	168
Income tax expense	(4,733)	(5,540)

Net income	7,070	6,707
Less: Net income attributable to noncontrolling interests	—	(481)

Net income attributable to Fuel Systems	$7,070	$6,226

Net income per share attributable to Fuel Systems:
Basic	$0.44	$0.40

Diluted	$0.44	$0.40

Number of shares used in per share calculation:
Basic	16,022,561	15,519,526

Diluted	16,095,258	15,592,626

FUEL SYSTEMS SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
		March 31,

	2009	2008

Net income	$ 7,070	$6,707
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and other amortization	1,632	1,460
Amortization of intangibles arising from acquisitions	881	715
Provision for doubtful accounts	(126)	(38)
Provision for inventory reserve	705	311
Equity share in income of unconsolidated affiliates, net	(113)	(168)
Dividends from unconsolidated affiliates	196	—
Unrealized (gain) loss on foreign exchange transactions	(242)	1,042
Compensation expense related to stock option and restricted stock grants	50	85
Loss on disposal of assets	19	—
Changes in assets and liabilities:
Increase in accounts receivable	(18,044)	(17,584)
Increase in inventories	(4,965)	(1,260)
(Increase) decrease in other current assets	(493)	1,324
Decrease in other assets	421	225
Increase (decrease) in accounts payable	(20,688)	3,357
Increase in accrued expenses	6,666	8,117
Receivables from/payables to related party, net	(303)	2,030
Decrease in deferred income taxes, net	(788)	(994)
Increase (decrease) in long-term liabilities	(433)	45

Net cash (used in) provided by operating activities	(28,555)	5,374

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(3,774)	(1,879)
Purchase of minority interest in consolidated subsidiary	—	(227)
Investment in joint venture	10	—
Purchase of intangible assets	—	(193)
Purchase of Distribuidora Shopping, net of cash acquired of $0.1 million	(5,729)	—
Proceeds from sale of assets	35	3

Net cash used in investing activities	(9,458)	(2,296)

Cash flows from financing activities:
Increase (decrease) in revolving lines of credit, net	10,774	(521)
Payments on term and other loans	(1,214)	(951)
Proceeds from term and other loans	12,729	—
Proceeds from exercise of stock options and warrants	—	175
Purchase of common shares held in trust, net of proceeds	(5)	(4)
Payments of capital lease obligations	(123)	(99)

Net cash provided by (used in) financing activities	22,161	(1,400)

Net increase (decrease) in cash	(15,852)	1,678
Effect of exchange rate changes on cash	(1,658)	1,477

Net increase (decrease) in cash and cash equivalents	(17,510)	3,155
Cash and cash equivalents at beginning of period	26,477	26,797

Cash and cash equivalents at end of period	$ 8,967	$29,952

Supplemental disclosures of cash flow information:
Non-cash investing and financing activities:
Acquisition of equipment under capital lease	$22	—
Issuance of 1,382 shares of restricted stock	$15	—
Issuance of 282,932 shares of common stock for the acquisition of Distribuidora Shopping	$ 8,654	—
Issuance of 39,868 shares from treasury stock for the acquisition of Distribuidora Shopping	$ 1,220	—